Exhibit 10.1

[Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

Product Purchase Agreement

Boxabl Casita Units (“Units”)

This Product Purchase Agreement (“Purchase Agreement”) is effective on the date signed by Buyer and is between Boxabl, Inc., a Nevada Corporation having an address of 5345 East North Belt Road, North Las Vegas, NV 89115 USA (“Boxabl”) and LC Vegas Acquisitions, LLC having an address of 540 N Dearborn St, 101255, Chicago, IL 60610-9998 (“Buyer”). In this Purchase Agreement, Boxabl and Buyer are sometimes individually referred to as a “Party” and collectively as the “Parties” to this Purchase Agreement.

In consideration of the provisions of this Purchase Agreement, including the Purchase Price (defined below) payable by Buyer to Boxabl, the Parties agree as follows:

1. Agreement to Purchase. Boxabl agrees to sell, and Buyer agrees to purchase, up to the Order Amount of Units of factory-built housing for the specified price (“Purchase Price”), and manufactured to the specifications, set forth in the Purchase Invoice attached as Exhibit A. The Purchase Price shall include such appliances as are specified in Exhibit A. Pursuant to NEV. REV. STAT. § 489.7154(b), Boxabl and Buyer acknowledge that (a) the identification number or identifying marks of the factory-built housing shall be set forth in the Purchase Invoice; and the Deposit referenced in Paragraph 2 hereof shall be deemed the first installment payment for the sale that is due from the Buyer. The Purchase Price shall be F.O.B. Boxabl’s manufacturing facility in North Las Vegas, Nevada. NO PORTION OF THE PURCHASE PRICE FOR ANY UNIT SHALL BE REFUNDABLE AFTER ITS SHIPMENT AS PROVIDED IN PARAGRAPH 7. The serial numbers and detailed specifications of each Unit included in the Order shall be as set forth in Exhibit A, and all Units referenced therein shall be deemed substantially custom made for Buyer. Options, features, or hardware released or changed by Boxabl after Buyer executes this Purchase Agreement may not be included in or available for the Units. The quantities set forth in Exhibit A represent the maximum number of Units Buyer may elect to order and do not constitute a minimum purchase commitment. Buyer shall have no obligation to order or purchase any Units except as and when Buyer issues a written batch notice to commence production, and Buyer may decline to issue any such notice in its sole discretion.

2. Deposit. Deposits are due and payable at the times and in the amounts indicated in Exhibit A. Deposits will be credited against the total Purchase Price of the Order Amount of Units, and will be deemed earned by Boxabl in the manner specified in Paragraph 6 below.

3. Price Escalation. If, during the performance of this Purchase Contract, the price of the materials significantly increases, through no fault of Boxabl, the price shall be equitably adjusted by an amount reasonably necessary to cover any such significant price increases. As used herein, a significant price increase shall mean any increase in price exceeding 5% experienced by Boxabl as to any specific item of labor or materials or other cost item from the date of Purchase Contract execution. Such price increases shall be documented through quotes, invoices or receipts. Where delivery of material is delayed, through no fault of Boxabl, as a result of the shortage or unavailability of such materials, Boxabl shall not be liable for any additional costs or damages associated with such delays; and such delays shall be deemed an excusable delay under this Purchase Contract.

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4. Buyer Acknowledgments. Buyer is purchasing the Order Amount of Units with a full and complete understanding of the conditions and circumstances precedent to the utilization of the Units, which are set forth in this paragraph, which Buyer shall be deemed to have read and understood.

(a)	Government Approvals. Boxabl shall be responsible to provide engineering services as necessary to secure approval of the design and fabrication of the Units from the State of Nevada, including but not limited to plan sets stamped with the seal of licensed engineering professionals to the extent required by applicable law. Such engineering plan sets shall include the Units and such roofing, cladding, and garage/carport attachments as may be identified in Exhibit A, but shall not include foundation design, which shall be the responsibility of Buyer. Further, Boxabl shall be responsible for all “in-house” inspections, including but not limited to third-party inspections, of the Units during manufacturing as required by Nevada Law and necessary for the application of the State seal indicating compliance with same. Boxabl shall be responsible to provide Buyer with “cut sheets” for specified roofing and cladding materials in sufficient time to permit Buyer’s procurement of same without delay to Unit installation. As between Boxabl and Buyer, Buyer will be solely responsible for all governmental approvals, permits and inspections required for site design, planning, subdivision, layout, zoning and similar compliance, as well as for the placement, installation/erection, and modification of the Units at their intended sites and for occupancy of the Units, including, without limitation, building permits utility service, wastewater and occupancy permits, as well as all investigations, applications, site work and Unit finishing operations that are necessary to comply with all statutes, regulations, ordinances and building and zoning codes applicable thereto, including but not limited to use zone requirements, wind pressure requirements, sloped roof requirements, snow load requirements, earthquake and anchoring requirements, setbacks, area limitations, site development and property line requirements, and architectural/aesthetic requirements. The Units shall be manufactured in State-certified facilities to comply with applicable federal, state and local building codes and, where applicable, the governing state’s requirements for factory-built buildings. Notwithstanding the foregoing, depending on the authority having jurisdiction (“AHJ”), sections within the different international and national codes with standards to which the Units have been designed to comply may lend themselves to differing interpretations. Buyer acknowledges and agrees that, whether or not the local jurisdiction currently has or does not have specific codes and/or regulations applicable to factory-built structures, knowledge of and compliance with the specific placement, construction, installation, inspection and similar requirements of the installation locality’s AHJ is the responsibility of Buyer, including, where applicable, or in conjunction with, Buyer’s locality-licensed general contractor. In the event Boxabl is required to issue any payment to the AHJ in connection with Buyer’s installation of the Units, whether for permits, plan review, inspections or otherwise, Buyer shall promptly reimburse Boxabl the full amount of such payment upon demand.

(b)	Site Preparation. Buyer is responsible for installation of the Units at their intended sites, and utility, water and wastewater hook-ups. It is Buyer’s responsibility to select and lay out such sites for the Units, and to perform site preparation for receiving the Units, including but not limited to foundation design and construction, utility-line routing, well or town water provision and connection, sewer / septic field supply and connection, deck, steps, walkway, driveway supply and installation, grading and landscaping, mailboxes and house numbers, and/or such other items as may be desired by Buyer or may be appropriate for the safe utilization and habitation of the Units. Notwithstanding such responsibilities of Buyer, Boxabl shall be responsible to conduct a pre-installation survey at the site no fewer than fifteen (15) calendar days prior to Unit Deployment, which shall include field verification that all building pads, structural embeds, and MEP connections are present and correctly positioned to permit Unit deployment and installation.

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(c)	Unit Deployment. A crane, telehandlers or alternative lifting device is required for Unit deployment, and it is Buyer’s responsibility to make appropriate arrangements for having such equipment available at the site or sites chosen for Unit deployment. The operations associated with the deployment of the folded floor, wall and roof portions of the Units are inherently dangerous and can lead to injury or death to those personnel involved in the deployment operations. Boxabl will provide unpacking instructions which must be followed during Unit deployment. The Purchase Price includes Boxabl’s provision of one deployment advisor per Unit installation to oversee and consult on unpacking, deployment and installment operations. Such services shall not relieve Buyer of its responsibilities under this agreement including, but not limited to, obtaining government approvals, preparing the site, procuring a general contractor, unpacking, deploying and installing the Unit, and obtaining a government assessment. As between Boxabl and Buyer, Buyer shall be solely responsible for all operations relating to Unit deployment and installation, and any injuries or damage resulting therefrom.

(d)	Unit Finishing. The Units are not finished dwellings and will require finishing operations after deployment and prior to occupancy, such as but not limited to all interior finishes, roof framing, roof decking and shingling/membrane installation,, gutter installation, TPO roof installation, exterior cladding, and any other weather sealing as Buyer desires, all of which will incur additional construction, permitting, inspection and/or other costs beyond the Purchase Price. Buyer shall be solely responsible for the procurement and installation of finishing materials.

(e)	Governmental Assessments. Boxabl will have no responsibility for any state, county, municipal, village or other local property taxes or assessments arising from the placement of the Units at their intended sites. In the event Boxabl is held responsible for any such taxes or assessments, Buyer shall reimburse Boxabl for same promptly upon written demand.

(f)	Legal Purpose. Buyer represents that its intention to use the Units is for the legal purpose as reflected by Buyer’s insertion in Exhibit B, “Statement of Intended Use.”

(g)	Occupancy. Upon completion of Buyer’s installation of each Unit, Buyer shall be responsible to procure the issuance of a certificate of occupancy (or its equivalent) from the installation locality’s AHJ.

(h)	Responsibility for Cost of Compliance. Buyer acknowledges and agrees that, as between Boxabl and Buyer, Buyer shall be solely responsible for all costs of compliance with its obligations and responsibilities as set forth in this Paragraph 4 and elsewhere in this Purchase Agreement.

5. Sales Taxes. The Purchase Price is inclusive of sales and use taxes only if shown in a separate line item on the Purchase Invoice and corresponding with the jurisdiction of the shipment’s destination. Buyer is responsible for applicable tax, or other governmental fee, that may be owed, either in Boxabl’s or Buyer’s jurisdiction and which may arise out of the sale or use of any of the Order Amount of Units. In the event that any state, tribal, or other governmental authority holds or seeks to hold Boxabl liable for any fee in the nature of a sales or use tax arising from buyer’s purchase of Units, Buyer agrees to pay such fee on Boxabl’s behalf, or reimburse Boxabl the amount of such fee if Boxabl elects to make payment.

6. Order Process; Cancellation; Changes.

(a)	After Buyer’s execution of this Purchase Agreement, Boxabl will schedule and take appropriate steps to prepare for the manufacture of the Order Amount of Units (including but not limited to purchasing materials and performing other pre-construction activities) at which point each 40% Deposit referenced in Exhibit A will be deemed to have been earned. Prior to issuance of any Shipment Invoice (defined below), any shipment dates for Buyer’s Order Amount of Units that Boxabl may provide are only good faith estimates; Boxabl does not guarantee the date(s) when the Order Amount of Units will actually be manufactured or delivered. Boxabl will notify Buyer when each Unit of the Order Amount will be available for pick-up or, at Buyer’s option, shipment (“Shipment Date”) in a Shipment Invoice. In addition to a Shipment Date, the Shipment Invoice will also set forth the balance due for the Unit, which will be the pro rata portion of the Purchase Price attributable to such Unit less the pro rata amount of the Deposit (“Balance Due”). Where multiple Units will be available for shipment within the same week, Boxabl may for convenience combine them into one, and/or require combined payments for its convenience.

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(b)	In the event Buyer seeks to cancel all or any part of its order following execution of this Purchase Agreement (or if Buyer breaches this Agreement following which Boxabl cancels the order), then at Boxabl’s election, in lieu of pursuing such remedies as may be accorded it under law, Boxabl may retain the Deposit as liquidated damages (and not a penalty), prorated to the extent of the cancellation and to the extent not otherwise prohibited by law. Buyer acknowledges that the Deposit is a fair and reasonable estimate of the actual damages that Boxabl may incur in storing, remarketing and reselling the Order Amount of Units, costs that are otherwise impracticable or extremely difficult to determine. If Boxabl does not elect to retain the Deposit as liquidated damages, then Boxabl shall have the full right to pursue such remedies against Buyer for Buyer’s cancellation (or breach) as are accorded it under law.

(c)	Any Buyer-requested changes to design, or to specifications relating to the Order Amount of Units, including changes to features of the Units that Buyer had previously specified, must be approved by Boxabl in writing, and are subject to price adjustments in the Purchase Price and/or the Balance Due.

7. Shipment.

(a)	Balance Due Payment. The amount shown on each Shipment Invoice is due on or before the Shipment Date. If Buyer does not pay in full the Balance Due by or on the Shipment Date set forth in the Shipment Invoice, then Boxabl shall have the right to hold back the affected Unit(s) and any remaining Units of the Order Amount until payment is made by Buyer for all remaining Units of the Order Amount. Further, Boxabl shall have the right to treat Buyer’s failure to pay in full the Balance Due as a cancellation of the remaining undelivered Order Amount, subject to Boxabl’s remedies set forth in Paragraph 6 above. Under no circumstances will any undelivered portion of the Order Amount of Units be made available for shipment to Buyer if any Balance Due is not fully paid.

(b)	Transport. Buyer shall be solely responsible to arrange for, coordinate, and pay for shipping of all Units from Boxabl’s manufacturing facility in North Las Vegas, Nevada, to Buyer’s desired location(s). Buyer agrees to timely arrange for such shipping on the Shipment Date (or such later date as Boxabl shall agree to in writing). Buyer shall ensure that its designated transporter maintains in place such insurance as may be necessary to protect Boxabl from loss or damage during all phases of transport and delivery, commencing immediately upon Boxabl’s transfer of the Unit(s) to such transporter. Such insurance shall name Boxabl as an additional insured, and shall be primary and non-contributory to any of Boxabl’s insurance policies. Buyer shall cause its transporter to provide Boxabl with proof of such insurance upon request. Upon Buyer’s written request, Boxabl may agree (in Boxabl’s sole discretion), to arrange, coordinate and pay for such shipping and insurance, on Buyer’s behalf, in which case the cost of same will be included in the Balance Due.

(c)	Legal Title and Risk of Loss. To the fullest extent permissible under applicable law, legal title to each of the Order Amount of Units shall pass from Boxabl to Buyer upon Boxabl’s delivery of such Unit, together with either a Manufacturer’s Statement of Origin, or an assignment of a State of Nevada title certificate (either, a “Title Certificate”) for such Unit, to Buyer. Notwithstanding anything to the contrary contained in this Agreement or in any subsequent agreement by which Boxabl agrees to assist Buyer with the arrangement of shipping or transportation of any of the Order Amount of Units, Buyer agrees and acknowledges that Boxabl’s delivery of Units and Title Certificates to Buyer’s designated transporter, or any other representative designated by Buyer in writing, at Boxabl’s manufacturing facility in North Las Vegas, Nevada shall be deemed delivery to Buyer for all purposes. Transfer of legal title shall be deemed to occur at Boxabl’s manufacturing facility in North Las Vegas, Nevada, notwithstanding the transfer or deposit of any part of the Purchase Price into a Boxabl bank account maintained at a banking institution at any other location. Boxabl shall bear the risk of loss or damage to the Unit(s) prior to delivery. Buyer assumes the risk of loss or damage to the Unit(s) immediately upon delivery to Buyer’s transporter at Boxabl’s manufacturing facility in North Las Vegas, Nevada, without regard to whether such shipment is arranged, contracted for, or paid for, by Buyer or by Boxabl. Buyer waives claims against Boxabl relating to risk of loss after such risk is assumed by Buyer, without regard to whether any policies of insurance referenced in the foregoing subparagraph 7(b) have been procured or are in effect.

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(d)	Force Majeure. Delivery by Boxabl to Buyer of any portion or all of the Order Amount of Units is subject to variables out of Boxabl’s control, including acts of God or public enemy, acts of governmental authorities in either its or their sovereign or contractual capacity, fires, power outages, floods, epidemics, pandemics, quarantine restrictions, strikes, labor unrest, unusually severe weather and civil unrest.

8. Limited Warranty; Disclaimer and Exclusion of Other Warranties.

(a)	Boxabl warrants to Buyer that the Unit(s) will be manufactured in accordance with the specifications provided in Exhibit A, and will be free from substantial defects in material or workmanship used or furnished in Boxabl’s manufacturing of such Unit(s) (“Covered Defect”), on the Shipment Date and for a period of the greater of (a) one year following the Shipment Date, or (b) the duration of any warranty applicable to the Unit(s) under governing law (“Limited Warranty”). Original equipment supplied by Boxabl as part of the Unit(s), such as heating and cooling equipment, furnaces, air conditioners; and major appliances, such as water heaters, cooking stoves, refrigerators, plumbing fixtures, electrical equipment, roofing, chassis, and other appliances (“Equipment”) is warranted solely by the manufacturers or suppliers of such Equipment. Equipment warranties, including contact information for its manufacturers or suppliers, is included in Exhibit A. Buyer’s sole remedy as to defects in such items (other than defects resulting from improper factory installation) shall be as available pursuant to such manufacturers’ or suppliers’ warranties.

(b)	To make a claim under Boxabl’s Limited Warranty, the Covered Defect must arise within the timeframe set forth in subparagraph 8(a), above, and Buyer must notify Boxabl in writing within fourteen (14) days after discovery of the subject Covered Defect.

(c)	Following receipt of a proper claim under the Limited Warranty, Boxabl has the right to inspect the Unit(s). Buyer agrees to grant Boxabl or its authorized representative access to the Unit(s) upon receiving notice of Boxabl’s intention to inspect.

(d)	The Limited Warranty does not apply to any alleged conditions or defects aside from Covered Defects. The following list describes, without limitation, certain types of conditions or defects, and/or causes of conditions or defects, not covered by the Limited Warranty:

●	Acts of God, accident or casualty;
●	Failure to use the Unit(s) for its/their intended purpose, as set forth in the Statement of Intended Use executed by Buyer and submitted to Boxabl;
●	Governmental use, including all military, police and emergency shelter dispositions;
●	Commercial use;
●	Abuse, negligence, and/or vandalism;
●	Normal wear and tear under normal usage;
●	Failure to perform customary routine maintenance;
●	Failure to maintain adequate internal climate;
●	Damage to the Unit(s) that occurs after the date on which the Unit(s) leave Boxabl’s manufacturing facility, including damage incurred during the course of transport, delivery, placement and/or installation of the Unit(s);

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●	Conditions or defects caused by or arising from site location or site preparation for the Unit(s), including without limitation inadequate foundation, settling, shifting soil and ground water flow, ponding or drainage;
●	Damage to the Unit(s) caused by or arising as a result of improper installation, including without limitation improper deployment of floor portions, walls or wall portions, or roof portions;
●	Defective or poor workmanship in the Unit(s)’ installation and/or connection to utilities;
●	Damage, defects or other conditions resulting from alterations, additions, modifications or improvements to the Unit(s), performed by any person or entity other than Boxabl following the Shipment Date;
●	Damage, defects or other conditions resulting from installation of equipment or appurtenances performed by any person or entity other than Boxabl following the Shipment Date;
●	Conditions resulting from repairs to the Unit(s) or appliances, and/or heating and air conditioning equipment, performed by any person or entity other than Boxabl (or its authorized warranty service representative) following the Shipment Date;
●	Improper utility service, such as excessively high water pressure, excessive voltage or current spikes and/or malfunctioning waste water connections;
●	Noncompliance of the selection, installation, modification or use of the Unit(s) with any location-specific statutes, regulations, ordinances, and/or building and zoning codes applicable thereto, including but not limited to wind ratings, snow loads, and/or earthquake and anchoring requirements, unless contrary to applicable law; and
●	Noncompliance of the selection, installation, modification or use of the Unit(s) with any specifications required for the issuance of a certificate of habitability, certificate of occupancy, and the like.

(e)	Boxabl’s obligations under this Limited Warranty are limited to repair or replacement, at Boxabl’s option. In the case of replacement, if the identical relevant Unit component is not available, Boxabl will install a similar component of an equal or greater quality/finish than the component being replaced. Buyer agrees that any removed and replaced component becomes the property of Boxabl. Boxabl’s actions, in the form of repair or replacement pursuant to the Limited Warranty, shall not extend the limitations period applicable to this Limited Warranty set forth in subparagraph 8(a), above. For the avoidance of doubt, Unit component(s) repaired or replaced pursuant to this Limited Warranty shall be subject to the same limitations period applicable to the relevant Unit as a whole. In the event of a breach or repudiation of this Limited Warranty by Boxabl, Buyer shall not be able to recover any incidental or consequential damages as defined in applicable law governing the sale of goods.

(f)	THIS LIMITED WARRANTY IS EXPRESSLY MADE IN LIEU OF ANY OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESSED OR IMPLIED. BOXABL HEREBY DISCLAIMS AND EXCLUDES FROM THIS PURCHASE AGREEMENT ALL WARRANTY OBLIGATIONS, EXPRESS OR IMPLIED, OF MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT OTHERWISE EXCEED THE LEGAL WARRANTIES REQUIRED BY APPLICABLE LAW. BOXABL FURTHER DISCLAIMS ALL WARRANTIES FOR APPLIANCES INCLUDED IN THE SALE OF THE UNIT(S), AND COMPONENTS OF ANY INSTALLED SYSTEM, FOR WHICH MANUFACTURER’S WARRANTIES ARE MADE AVAILABLE TO BUYER. BUYER ACKNOWLEDGES THAT ALL WARRANTIES OF THE UNIT(S), EXPRESS OR IMPLIED, THAT ARE NOT ASSUMED BY BOXABL HEREIN ARE WAIVED AND EXCLUDED, UNLESS CONTRARY TO APPLICABLE LAW.

(g)	Any warranty owed by Boxabl extends only to Buyer and is not transferable to any subsequent owner, unless contrary to applicable law.

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9. Disclaimer of Liability, Limitation on Damages. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BOXABL SHALL NOT BE LIABLE TO BUYER IN RESPECT OF ANY CLAIM, DEMAND OR ACTION, IRRESPECTIVE OF THE NATURE OF THE CAUSE OR THE CLAIM, DEMAND OR ACTION, ALLEGING ANY LOSS, INJURY OR DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL, ARISING OUT OF THE MOVEMENT, SITING, DEPLOYMENT, FINISHING, OCCUPANCY, USE OR POSSESSION OF THE UNITS, OR ANY INABILITY TO OCCUPY, USE OR POSSESS THE UNITS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BUYER WAIVES ALL CLAIMS AGAINST BOXABL FOR INCIDENTAL, SPECIAL AND CONSEQUENTIAL DAMAGES DUE TO DEFECTS IN THE UNITS, OR ANY OTHER BREACH OF THIS PURCHASE AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE MAXIMUM AGGREGATE AMOUNT OF MONEY DAMAGES FOR WHICH BOXABL MAY BE LIABLE TO PAY TO BUYER UNDER THIS AGREEMENT, RESULTING FROM ANY CAUSE WHATSOEVER ARISING IN CONNECTION WITH ANY INDIVIDUAL UNIT, SHALL BE LIMITED TO THE PORTION OF THE PURCHASE PRICE ACTUALLY PAID BY BUYER TO BOXABL FOR SUCH UNIT. Some States, Territories and Countries do not allow certain liability exclusions or damages limitations, so to that extent the above may not apply to Buyer.

10. Insurance and Indemnification. Except as provided in Paragraph 7(b) above, it shall be Buyer’s responsibility to coordinate and purchase any insurance coverage to protect Buyer from loss of or damage to the Unit(s) after the Shipping Date. Further, Buyer shall be responsible to cause all of its contractors (and their subcontractors, if any) retained to deploy or install Boxabl Units to maintain Commercial General Liability insurance for each deployment / installation as provided in Exhibit C (“Insurance Requirements for Installation Contractors”). Further, to the fullest extent permitted by applicable law, Buyer agrees to defend, indemnify and hold harmless BOXABL and its consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from the transport, deployment, and/or installation of Unit(s), provided that such claim, damage, loss, or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, but only to the extent caused by the negligent acts or omissions of Buyer, its transporter(s), deployer(s), installer(s), or anyone directly or indirectly employed by Buyer or anyone for whose acts Buyer may be liable, regardless of whether or not such claim, damage, loss, or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this paragraph. In the event Buyer retains any contractors to deploy or install all or any portion of any Unit(s), Buyer shall cause the foregoing indemnification obligations to be included in its written agreement(s) with such contractors, and in such contractor’s written agreement(s) with its subcontractor(s).

11. Termination and Responsibility for Design and Pre-Construction Work. Notwithstanding anything to the contrary contained in this Purchase Agreement, Buyer may, at any time, terminate this Purchase Agreement for its convenience, and without cause, upon written notice to Boxabl. Upon such convenience termination, Buyer shall pay Boxabl for work performed between the effective date of this Purchase Agreement and the date of such termination, and direct costs incurred by reason of such termination, including costs to attributable to termination of subcontracts and supply agreements, provided that such work was performed by Boxabl with the advance written consent of Buyer. For the avoidance of doubt, the Parties agree and acknowledge that Buyer shall have no responsibility to compensate Boxable for any design or pre construction work performed prior to the effective date of this Purchase Agreement, and that the cost of such work shall be deemed included in the Purchase Price to be paid for the Order Amount of Units, or any portion thereof, to the extent such amount becomes due pursuant to the terms hereof. For the further avoidance of doubt, Buyer shall have no obligation to compensate Boxabl for any work, services, engineering, design, procurement, or other activity performed without Buyer’s advance written consent, regardless of when performed, and any such work shall be undertaken at Boxabl’s sole cost and risk. Without limiting the foregoing, the $100,000 engineering and design fee set forth in Exhibit A shall not be owed, and no such engineering or design work shall commence, unless and until Buyer issues separate written notice to Boxabl to proceed, and such fee shall be subject to termination under this Paragraph 11.

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STANDARD TERMS AND CONDITIONS

RESOLUTION OF DISPUTES

Any disputes arising out of or relating to this Purchase Agreement or the relationship by and between the Parties shall be resolved solely by litigation as provided herein.

GOVERNING LAW, JURISDICTION AND VENUE

Any disputes arising out of or relating to this Purchase Agreement governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice of law rules or any principle calling for application of the law of any other jurisdiction. Any action or proceeding brought to enforce the terms of this Purchase Agreement or in which any of the parties alleges a breach of this Purchase Agreement shall be brought exclusively in any state or federal court located in the State of Nevada, County of Clark. The parties hereto expressly and irrevocably consent to the personal jurisdiction and venue of such courts in any such action or proceeding. The parties hereto further expressly acknowledge and agree that such courts shall have the exclusive jurisdiction to adjudicate any action or proceeding brought to enforce this Purchase Agreement, and that no other court in any state or country shall have the jurisdiction to adjudicate any such action or proceeding. Further, the parties hereto expressly and irrevocably waive any claim or defense in such action or proceeding based upon lack of personal jurisdiction, forum non conveniens, or improper venue.

To the fullest extent permitted by applicable law, notwithstanding any statute establishing a period of limitation for the commencement of actions or proceedings, the Parties irrevocably agree that all actions and/or proceedings relating to an alleged breach of this Purchase Agreement, including but not limited to alleged breaches of Boxabl’s Limited Warranty, shall be barred if not commenced within two years after the later of the Shipment Date or the date of such alleged breach.

E-SIGNATURE AND EXECUTION

This Agreement is digitally signed by Boxabl, conforming to the 2000 E-Sign act. The Party’s digital signature and date creates a valid binding contract for both Parties.

This Purchase Agreement may be executed by hand or by mutually acceptable electronic means, and any electronic image that has been duly executed, or displays indicia of due execution by both Parties thereon, shall be given the same effect or be deemed an original. Each Party represents and warrants that the individual signing this Purchase Agreement on its behalf has full power and authority to execute it, and that such execution has been duly authorized by such Party. IMPORTANT: BUYER ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE TERMS AND CONDITIONS CONTAINED IN THIS PURCHASE AGREEMENT— INCLUDING THE LIMITED WARRANTY APPLICABLE TO THE UNIT(S) — BEFORE SIGNING IT. BUYER ACKNOWLEDGES RECEIVING A COPY OF THIS PURCHASE AGREEMENT AT THE TIME IT WAS SIGNED.

NOTICE

All notices may be given by email to the email addresses given below, if confirmed by regular U.S. mail, postage prepaid, sent to the addresses of the Parties, with Boxabl’s address being 5345 East North Belt Road, North Las Vegas, NV 89115 USA; and Buyer’s address being set forth above. Notices shall be deemed effective upon receipt.

GOVERNING LAW

All disputes arising out of or relating to this Purchase Agreement, shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice of law rules or any principle calling for application of the law of any other jurisdiction.

WAIVER

Unless otherwise provided, the failure of either Boxabl or Buyer at any time to demand strict performance by the other of any terms, covenants or conditions set forth herein, shall not be constructed as a continuing waiver or relinquishment thereof, and either Party may, at any time, demand strict and complete performance by the other of said terms, covenants or conditions.

SEVERABILITY

In the event that any of the terms of this Purchase Agreement are held to be partially or wholly invalid or unenforceable for any reason whatsoever, such holdings shall not affect, alter, modify or impair in any manner whatsoever, any of the other terms, or the remaining portion of any term, held to be partially invalid or unenforceable.

MEDIA RELEASE

Buyer grants Boxabl the right to use any photo, video or audio taken during the undertaking of this agreement.

ENTIRE AGREEMENT

This Purchase Agreement constitutes the entire agreement between the Parties, and ONLY THOSE TERMS IN WRITING MAY BE ENFORCEABLE AND NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN PURCHASE AGREEMENT MAY BE LEGALLY ENFORCEABLE. No change or modification of this Purchase Agreement shall be valid unless the same shall be in writing and signed by Boxabl and Buyer. No waiver of any provision of this Purchase Agreement shall be valid unless in writing and signed by the Party against whom charged.

NOTICE TO BUYER: (A) DO NOT SIGN THE PURCHASE AGREEMENT BEFORE YOU READ IT OR IF IT CONTAINS ANY BLANK SPACES TO BE FILLED IN, other than, where applicable, the identification number or identifying marks of the final, constructed Unit; and (B) YOU ARE ENTITLED TO A COMPLETED FILLED-IN COPY OF THE PURCHASE AGREEMENT AND, IF PURCHASING A PRODUCT OR COMPONENTS COVERED BY WARRANTY, A COPY OF THE WARRANTY. Paragraph 8 hereof shall be deemed a copy of Boxabl’s warranty for products and components purchased pursuant to this Purchase Agreement. Complaints concerning the purchase of a modular and/or factory-built building shall be referred to Boxabl. If not resolved, the complaint may be referred to the governing state agency. RECEIPT OF A FILLED IN COPY OF THIS PURCHASE AGREEMENT IS HEREBY ACKNOWLEDGED BY THE BUYER.

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SIGNATURES

BOXABL, INC.		LC VEGAS ACQUISITIONS, LLC

By:	/s/ Paolo Tiramani	By:	/s/ Gregory Palivos
Name:	Paolo Tiramani	Name:	Gregory Palivos
Title:	Co-CEO	Title:
Date:	8/23/2026	Date:	8/25/2026

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Exhibit A

[INFORMATION INTENTIONALLY OMITTED]

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STATEMENT OF INTENDED USE

Job site:	Project/Building Permit:______________________________________________________

Address:_________________________________________________________

City/County/State:_______________________________________________

I/we, as owner/s of the above-described property, do hereby certify that the Boxabl Casita(s) will be used for the following;

(Give specific details on the intended use of the building):

I understand that any alternate use and non-compliance with this statement may result in the Boxabl Casita not being covered under the Limited Warranty per the Purchase Agreement.

Property Owner’s Signature*:____________________________________________________ Date:_________

Boxabl’s Acceptance of Use _____________________________________________________ Date:_________

Signature*:

Please be advised that any statement will be used to determine consistency with all applicable land use regulations. Permits from the Local Authority having Jurisdiction (LAJ) - will be required for any electrical, mechanical, foundation or plumbing installations.

5345 E. North Belt Road, North Las Vegas, NV 89115       (702) 550-1269            Rev 12/8/23

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Exhibit C

INSURANCE REQUIREMENTS FOR INSTALLATION CONTRACTORS

Buyer shall be responsible to cause all deployers and/or installers of BOXABL Units to maintain Commercial General Liability insurance for each deployment / installation, purchased from an insurance company lawfully authorized to issue insurance in the jurisdiction where the deployment / installation is to be performed, and written on an occurrence form with policy limits of not less than One Million Dollars (1,000,000.00) each occurrence, Two Million Dollars ($2,000,000.00) general aggregate, and Two Million Dollars ($2,000,000.00) aggregate for products-completed operations hazard, providing coverage for claims including

i.	damages because of bodily injury, sickness or disease, including occupational sickness or disease, and death of any person;
ii.	personal and advertising injury;
iii.	damages because of physical damage to or destruction of tangible property, including the loss of use of such property;
iv.	bodily injury or property damage arising out of completed operations; and
v.	the installer’s indemnity obligations under Paragraph 10 of the Purchase Agreement between Buyer and BOXABL.

Such insurance shall be maintained for a period of three (3) years from the date of completion of the installation of the applicable Unit.

To the fullest extent permitted by law, the commercial general liability coverage required hereby shall identify, by scheduled endorsement, (1) BOXABL as an additional insured for claims caused in whole or in part by the deployer’s / installer’s negligent acts or omissions during the installer’s operations; and (2) BOXABL as an additional insured for claims caused in whole or in part by the deployer’s / installer’s negligent acts or omissions for which loss occurs during completed operations. The additional insured coverage shall be primary and non-contributory to any of BOXABL’s general liability insurance policies and shall apply to both ongoing and completed operations. To the extent commercially available, the additional insured coverage shall be no less than that provided by Insurance Services Office, Inc. (ISO) forms CG 20 10 07 04, CG 20 37 07 04.

Buyer shall provide BOXABL with certificates of insurance and such endorsements as may be required to demonstrate compliance with the insurance requirements of this Exhibit C, acceptable to BOXABL, at the following times: (1) prior to commencement of deployment / installation activities; (2) upon renewal or replacement of each required policy of insurance; and (3) upon BOXABL’s written request. An additional certificate evidencing continuation of liability coverage, including coverage for completed operations, shall be submitted upon completion of the deployment / installation and thereafter upon renewal or replacement of such coverage until the expiration of the period required by this Exhibit C.

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